NEWS RELEASE
FOR IMMEDIATE RELEASE

October 26, 2018

CAPITOL FEDERAL® FINANCIAL, INC.
ANNOUNCES FISCAL YEAR 2018 CASH TRUE-UP DIVIDEND

Topeka, KS - Capitol Federal Financial, Inc. (NASDAQ: CFFN) (the "Company") announced today that its Board of Directors has declared a cash true-up dividend of $0.39 per share on outstanding CFFN common stock for fiscal year 2018. This dividend will bring cash dividends attributed to fiscal year 2018 earnings to $0.73 per share. The Company also paid a True Blue Capitol dividend of $0.25 in June 2018, bringing total cash dividends paid in calendar year 2018 to $0.98 per share.

The fiscal year 2018 cash true-up dividend is the result of the Board of Directors’ commitment to distribute to stockholders 100% of the earnings of the Company for fiscal year 2018. The amount of the dividend was determined by taking the difference between total earnings for fiscal year 2018 of $98.9 million and total regular quarterly cash dividends paid during fiscal year 2018 of $45.7 million. The $53.2 million difference equates to a dividend of $0.39 per share. The dividend is payable on November 30, 2018 to stockholders of record as of the close of business on November 16, 2018.

For fiscal year 2019, it is the intent of the Board of Directors and management to continue with the payout of 100% of the Company’s earnings to its stockholders. The payout is expected to be in the form of regular quarterly cash dividends of $0.085 per share, totaling $0.34 for the year, and a cash true-up dividend equal to fiscal year 2019 earnings in excess of the amount paid as regular quarterly cash dividends during fiscal year 2019. It is anticipated that the fiscal year 2019 cash true-up dividend will be paid in November 2019. Dividend payments depend upon a number of factors including the Company’s financial condition and results of operations, regulatory capital requirements, regulatory limitations on the ability of Capitol Federal Savings Bank (the "Bank") to make capital distributions to the Company, and the amount of cash at the holding company.

Capitol Federal Financial, Inc. is the holding company for the Bank, which operates 58 branch offices in Kansas and Missouri. News and other information about the Company can be found on the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities, other governmental initiatives affecting the financial services industry, changes in accounting principles, policies or guidelines, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:
Kent Townsend	Investor Relations
Executive Vice President,	700 S Kansas Ave
Chief Financial Officer and Treasurer	Topeka, KS 66603
700 S Kansas Ave	(785) 270-6055
Topeka, KS 66603	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com